As filed with the Securities and Exchange Commission on May 3, 2017

Registration No. 333-214724

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 11
TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENDRA LIFE SCIENCES INC.
(Exact name of registrant as specified in its charter)

Delaware	3845	26-0579295
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, MI 48105
(734) 335-0468

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francois Michelon
Chief Executive Officer
ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, MI 48105
(734) 335-0468

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark R. Busch K&L Gates LLP 214 North Tryon St., 47th Floor Charlotte, North Carolina 28202 Telephone: (704) 331-7440	Jonathan R. Zimmerman Ben A. Stacke Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 Telephone: (612) 766-7000

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, par value $0.0001 per share, and a Warrant to purchase one share of Common Stock(2)	1,610,000	$5.50	$8,855,000	$1,026.29
Common Stock included in the units	--	$--	$--	$--
Warrants to purchase Common Stock included in the units(3)	--	$--	$--	$--
Common Stock underlying Warrants included in the units(2)	1,610,000	$6.88	$11,076,800	$1,283.80
Underwriters' Warrants(3)(4)	--	$--	$--	$--
Shares of Common Stock underlying Underwriters' Warrants(4)	128,800	$6.88	$886,144	$120.70
Total Registration Fee(5)			$20,817,944	$2,412.79

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of the shares and warrants that the underwriters have the option to purchase to cover over-allotments, if any.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)
No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(4)
Represents warrants granted to the underwriters to purchase shares of common stock in an amount up to 8% of the number of shares sold to the public in this offering. See “Underwriting” contained within this Registration Statement for information on underwriting arrangements relating to this offering.

(5)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ENDRA Life Sciences Inc. is filing this pre-effective amendment No. 11 (this “Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-214724) (the “Registration Statement”) to file Exhibits 1.1, 4.2, 4.10, 5.1 and 23.2 to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, and the signature page to the Registration Statement. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the initial listing fee for The Nasdaq Capital Market.

SEC Filing Fee	$2,413
FINRA Fee	$3,623
Underwriters' Legal Fees and Expenses	$225,000
Qualified Independent Underwriter Fees and Expenses	$50,000
Nasdaq Fee	$50,000
Printing Expenses	$35,000
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$275,000
Transfer Agent and Registrar Expenses	$10,000
Miscellaneous	$48,964

Total	$750,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Fourth Amended and Restated Certificate of Incorporation of ENDRA Life Sciences Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article NINTH of our Fourth Amended and Restated Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Article EIGHTH of our Fourth Amended and Restated Certificate of Incorporation provides that we shall indemnify (and advance expenses to) our officers and directors to the full extent permitted by the DGCL.

Effective upon the closing of this offering, we will have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.

As permitted by the DGCL, prior to the closing of the offering we plan to enter into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director or executive officer, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. We intend to indemnify directors and executive officers against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf of such directors or executive officers and for any expenses actually and reasonably incurred by such directors or executive officers in connection with such action, if such directors or executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also intend to advance to our directors and executive officers expenses (including attorney’s fees) incurred by or on behalf of such directors and executive officers in advance of the final disposition of any action after our receipt of a statement or statements from directors or executive officers requesting such payment or payments from time to time, provided that such statement or statements are preceded or accompanied by a written undertaking, by or on behalf of such directors or executive officers, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by us.

The indemnification agreements will also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about submitting a written request to us that includes such documentation and information as is reasonably available to the director or executive officer and is reasonably necessary to determine entitlement to indemnification and provisions. Prior to the closing of this offering we plan to enter into an underwriting agreement, which will provide that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”).

Stock, Warrants and Convertible Notes

From July 2013 through April 2014, we issued 274,732 shares of our common stock at a price of $10.01 per share, for gross proceeds of $2,750,015. The shares were sold to 64 investors.

From July 2013 through April 2014, we issued warrants to purchase 24,977 shares of common stock at an exercise price of $20.02 and warrants to purchase 218,536 shares of common stock at an exercise price of $5.01 per share.

In September 2014, we issued to certain accredited investors an aggregate of 77,653 shares of our common stock at a price of $10.01 per share in exchange for the cancellation of outstanding principal and accrued interest on senior promissory notes issued in July 2013 and for the cancellation of certain ten-year warrants issued to these same investors. In addition, as consideration for its consulting services, we issued to DALA LLC (i) 19,481 shares of our common stock and (ii) a warrant to purchase 19,481 shares of common stock at an exercise price of $10.01 per share, exercisable upon consummation of a change-in-control transaction or an initial public offering of our common stock.

In January 2015, we issued 24,976 shares of our common stock at a price of $10.01 per share, for gross proceeds of $250,000, to 3 accredited investors. Additionally, we issued warrants to purchase 6,244 shares of common stock at an exercise price of $10.01 per share.

From May 2015 through January 2016, pursuant to a warrant exercise program, we issued 118,726 shares of our common stock at a price of $5.01 per share, for aggregate gross proceeds of $594,224 in connection with the exercise of outstanding warrants held by 41 accredited investors. As an inducement to exercise their warrants, we issued to the investors exercising their new warrants to purchase 118,726 shares of common stock at an exercise price of $20.02 per share in connection with a warrant exercise program.

On June 23, 2015, we issued an aggregate of 7,576 shares of common stock to two Company employees to satisfy accrued, but unpaid salary obligations to the two employees.

In January 2016, we issued promissory notes in the aggregate principal amount of $50,000 to three accredited investors.

In April and May 2016, we issued convertible promissory notes in the aggregate principal amount of $1,199,448 to 62 accredited investors.

In July 2016 we issued convertible promissory notes in the aggregate principal amount of $186,389 to three accredited investors.

In March 2017 we issued convertible promissory notes in the aggregate principal amount of $225,000 to 10 accredited investors, all of whom were existing investors and with whom we had a substantive pre-existing relationship, and none of whom were an officer or director.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on the exemption provided by Section 4(a)(2) of the Securities Act. Each of the recipients of securities in these transactions was an accredited investor and there was no form of general solicitation or general advertising relating to the offer.

Stock Options

In November 2013, we granted options to purchase an aggregate of 66,291 shares of our common stock under our Amended and Restated 2013 Stock Incentive Plan at an exercise price of $10.01 per share, to our executive officers, employees, certain advisors and members of our Board of Directors. 56,380 options have a term of five years and vests immediately or over 3 years in 3 equal installments, remaining options were fully vested on the date of issuance.

In May 2014, we granted to each member of our Board of Directors, as consideration for their agreement to serve on the Board of Directors, stock options to purchase an aggregate of 19,756 shares of our common stock at an exercise price of $10.01 per share. The options have a term of five years and were fully vested on the date of issuance.

In May 2015, we granted stock options to purchase an aggregate of 974 shares of our common stock under our Second Amended and Restated 2013 Stock Incentive Plan at an exercise price of $10.01 per share, to two employees. Each option has a term of five years and vests over three years in three equal installments.

In July 2015, we granted stock options to purchase 35,499 shares of our common stock under our Second Amended and Restated 2013 Stock Incentive Plan at an exercise price of $10.01 per share, to a Company employee. The options have a term of five years and vest over three years in three equal installments. We also granted stock options to purchase 3,571 shares of our common stock under our Second Amended and Restated 2013 Stock Incentive Plan, which options have an exercise price of $10.01 per share to a new member of our Board of Directors.

In July 2015, we granted stock options to purchase 16,483 shares of common stock under our Second Amended and Restated 2013 Stock Incentive Plan at an exercise price of $10.01 per share, to each existing independent member of our Board of Directors. Each option has a term of five years and was fully vested on the date of issuance.

In January 2016, we granted stock options to purchase 9,891 shares of common stock under our Second Amended and Restated 2013 Stock Incentive Plan at an exercise price of $10.01 per share, to each existing independent member of our Board of Directors and to each member of our Scientific Advisory Board. Each option has a term of five years and was fully vested on the date of issuance.

All of the stock options described above were granted in reliance upon an available exemption from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b) of the Securities Act. Among other things, we relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to “compensatory benefit plans” as defined under that rule. We believe that all of the options described above were issued pursuant qualifying “compensatory benefit plans”.

ITEM 16.  EXHIBITS

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect*
3.2	Bylaws of the Registrant, as currently in effect*
3.3	Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering*
3.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering*
3.5	Certificate of Amendment to Certificate of Incorporation of the Registrant, as currently in effect*
3.6	Form of Certificate of Amendment to Certificate of Incorporation of the Registrant, to be in effect upon completion of this offering*
4.1	Specimen Certificate representing shares of common stock of the Registrant*
4.2	Form of Warrant Agreement and Warrant
4.3	Form of Underwriters' Warrants*
4.4	Form of Warrant to Purchase Common Stock issued to the placement agent in the Registrant's 2014 private placement offering*
4.5	Form of Warrant to Purchase Common Stock issued pursuant to 2013-2014 Bridge Financing*
4.6	Form of Warrant to Purchase Common Stock issued pursuant to 2015 Warrant Exercise Program*
4.7	Form of Senior Promissory Note issued pursuant to Securities Purchase Agreement dated July 10, 2013*
4.8	Form of Convertible Promissory Note*
4.9	Form of Promissory Note issued by the Registrant to certain members of the Board of Directors*
4.10	Form of Unit Certificate
5.1	Opinion of K&L Gates LLP
10.1	ENDRA Life Sciences Inc. Second Amended and Restated 2013 Stock Incentive Plan*†
10.2	Form of Non-Qualified Stock Option Award under Second Amended and Restated 2013 Stock Incentive Plan*†
10.3	Form of Incentive Stock Option Agreement under Second Amended and Restated 2013 Stock Incentive Plan*†
10.4	Form of ENDRA Life Sciences Inc. 2016 Omnibus Incentive Plan, to be in effect upon completion of this offering*†
10.5	Form of Stock Option Award under 2016 Omnibus Incentive Plan*†
10.6	Form of Restricted Stock Unit Award under 2016 Omnibus Incentive Plan*†
10.7	Non-Employee Director Compensation Policy, to be in effect upon completion of this offering*†
10.8	Form of Indemnification Agreement by and between the Registrant and each of its directors and executive officers*
10.9	Form of Amended and Restated Employment Agreement, by and between the Registrant and Francois Michelon, to be in effect upon completion of this offering*†
10.10	Form of Amended and Restated Employment Agreement, by and between the Registrant and Michael Thornton, to be in effect upon completion of this offering*†
10.11	Consulting Agreement, dated July 23, 2014, by and between the Registrant and StoryCorp Consulting*†
10.12	Form of Securities Purchase Agreement, dated July 10, 2013, by and between the Registrant and the purchasers named therein*
10.13	Form of Securities Purchase Agreement, dated July 10, 2013, by and between the Registrant and the purchasers named therein*
10.14	Form of Exchange Agreement, dated September 26, 2014, between the Registrant and certain security holders*
10.15	Form of Subscription Agreement between the Registrant and investors in the Registrant's 2013 private placement offering*
10.16	Form of Subscription Agreement between the Registrant and investors in the Registrant's 2014 private placement offering*
10.17	Collaborative Research Agreement, dated April 22, 2016, by and between the Registrant and General Electric Company*
10.18	Gross Lease, dated January 1, 2015, between the Registrant and Green Court LLC*
10.19	Sublicense Agreement, dated August 2, 2007, by and between the Registrant and Optosonics, Inc.*
10.20	Amendment to Sublicense Agreement, dated January 18, 2011, by and between the Registrant and Optosonics, Inc.*
10.21	Amendment to Collaborative Research Agreement, dated April 21, 2017, by and between the Registrant and General Electric Company.
14.1	Code of Ethics, to be in effect upon completion of this offering*
23.1	Consent of RBSM LLP, Independent Registered Public Accounting Firm*
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney*

*Previously filed. †Indicates management compensatory plan, contract or arrangement.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(6)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 11 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on this 3rd day of May, 2017.

ENDRA Life Sciences Inc. /s/ Francois Michelon Francois Michelon Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 11 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: May 3, 2017	/s/ Francois Michelon Francois Michelon Chief Executive Officer and Director (Principal Executive Officer)
Dated: May 3, 2017	/s/ David R. Wells David R. Wells Chief Financial Officer (Principal Financial and Accounting Officer)
Dated: May 3, 2017	/s/ *** Anthony DiGiandomenico, Director
Dated: May 3, 2017	/s/ *** Sanjiv Gambhir, M.D., Ph.D, Director
Dated: May 3, 2017	/s/ *** Michael Harsh, Director
Dated: May 3, 2017	/s/ *** Alexander Tokman, Director
*** By: /s/ Francois Michelon Francois Michelon Attorney-in-fact